Exhibit 99.1

TICC Announces Results of Operations for the Quarter Ended September 30, 2011 and

Quarterly Distribution of $0.25 per share

GREENWICH, CT – 11/08/2011 – TICC Capital Corp. (NasdaqGS: TICC) announced today its financial results for the quarter ended September 30, 2011 and a distribution of $0.25 per share for the fourth quarter of 2011.

HIGHLIGHTS

•

On August 10, 2011, we closed a $225 million debt securitization financing transaction, in which a wholly-owned subsidiary of the Company holds the equity. The senior notes of the debt securitization vehicle have an initial face amount of $101,250,000, were rated AAA/Aaa by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., respectively, and bear interest at three-month LIBOR plus 2.25%. The senior notes have a stated maturity date of July 25, 2021 and are subject to a three year non-call period. The debt securitization vehicle has a three year reinvestment period.

•	Total investment income for the third quarter of 2011 amounted to approximately $11.1 million, which remained essentially the same from the second quarter of 2011.

•

For the quarter ended September 30, 2011, we recorded net investment income of approximately $11.6 million, or approximately $0.36 per share. Excluding the impact of a capital gains incentive fee accrual reduction of approximately $4.1 million, our core net investment income(1) was approximately $7.5 million, or approximately $0.23 per share. We also recorded net unrealized depreciation of approximately $20.1 million and net realized capital gains of approximately $0.1 million. In total, we had a net decrease in net assets resulting from operations of approximately $8.4 million or approximately $0.26 per share for the third quarter.

•	As of the end of the third quarter of 2011 there were no loans on non-accrual status.

•

Our operating expenses before the capital gains incentive fee for the quarter ended September 30, 2011 were approximately $3.6 million, which were up from the second quarter of 2011 by approximately $0.6 million.

•	Our weighted average credit rating on a fair value basis was 2.2 at the end of the third quarter of 2011 (compared to 2.2 at the end of the second quarter of 2011).

•

The capital gains portion of our incentive fee expense was reduced by approximately $4.1 million for the quarter ended September 30, 2011. The previous quarter’s accrual of approximately $5.0 million was reduced to approximately $900,000 based on the change in net realized and unrealized gains and losses during the third quarter of 2011. The capital gains incentive fee expense, as reported under generally accepted accounting principles, is calculated on the basis of net realized and unrealized gains and losses at the end of each period. The expense related to the hypothetical liquidation of the portfolio (and assuming no other changes in realized or unrealized gains and losses) would only become payable to our investment adviser in the event of a complete liquidation of our portfolio as of period end and the termination of the Investment Advisory Agreement (the “Agreement”) on such date. The $5.0 million capital gains incentive fee accrual as of the second quarter of 2011, as well as the $4.1 million reduction for the quarter ended September 30, 2011, relate entirely to the hypothetical liquidation calculation.

The amount of the capital gains incentive fee which will actually be payable is determined in accordance with the terms of the Agreement and is calculated as of the end of each calendar year (or upon termination of the Agreement). The terms of the Agreement state that the capital gains incentive fee calculation is based on net realized gains, if any, offset by gross unrealized depreciation for the calendar year. No effect is given to gross unrealized appreciation in this calculation.

•	Our Board of Directors has declared a distribution of $0.25 per share for the fourth quarter of 2011.
•	Payable Date: December 30, 2011

•	Record Date: December 16, 2011

•

During the third quarter of 2011, we deployed approximately $81.0 million in 21 investments. For the same period, we received proceeds of approximately $9.0 million from repayments and amortization payments on our debt investments. As of September 30, 2011, we had approximately $35.0 million of uncommitted funds remaining in the securitization vehicle; as of today, we have approximately $6.0 million remaining uncommitted.

•

With respect to our CLO investments for the quarter ending September 30, 2011, we recorded approximately $1.0 million in interest payments, $56,000 in principal payments at par and approximately $3.1 million in CLO equity distributions. In total, since we began investing in this asset class through September 30, 2011, we have recorded approximately $6.0 million in interest payments, $2.7 million in principal payments at par and $12.4 million in CLO equity distributions.

•	At the end of the third quarter, this asset class represented approximately 20.5% of our total assets on a fair value basis.

•	At September 30, 2011, the weighted average yield of our debt investments was approximately 11.4%, down from 12.9% at June 30, 2011.

•

At September 30, 2011, net asset value per share was $9.34 compared with the net asset value per share at December 31, 2010 of $9.85. The September 30, 2011 net asset value incorporates the impact of the capital gains incentive fee accrual.

(1)	Supplemental Information Regarding Core Net Investment Income

On a supplemental basis, we provide information relating to core net investment income which is a non-GAAP measure. This measure is provided in addition to, but not a substitute for, net investment income. Core net investment income represents net investment income excluding our capital gains incentive fee. As the capital gains incentive fee is based on a hypothetical event that did not occur, we believe that core net investment income is a useful indicator of non-hypothetical transactions during this period.

The following table provides a reconciliation of net investment income to core net investment income (for the three and nine months ended September 30, 2011):

	Three Months Ended September 30, 2011		Nine Months Ended September 30, 2011
	Amount	Per Share Amounts	Amount	Per Share Amounts
Net investment income	$11,615,785	$0.36	$21,687,245	$0.67
Capital gains incentive fee	(4,153,198)	(0.13)	873,288	0.03

Core net investment income	$7,462,587	$0.23	$22,560,533	$0.70

We will host a conference call to discuss our third quarter results today, Tuesday, November 8, 2011 at 10:00 AM ET. Please call 877-317-6789 to participate. A replay of the conference call will be available for approximately 30 days. The replay number is 877-344-7529, and the replay passcode is 10006510.

The following financial statements are unaudited and without footnotes. Readers who would like additional information should obtain our Form 10-K for the period ended December 31, 2010, and subsequent reports on Form 10-Q as they are filed.

TICC CAPITAL CORP.

STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

	September 30, 2011	December 31, 2010

ASSETS

Non-affiliated/non-control investments (cost: $340,438,614 @ 6/30/11; $207,854,154 @ 12/31/10)	$344,985,578	$229,385,715
Control investments (cost: $17,513,698 @ 6/30/11; $18,346,533 @ 12/31/10)	17,250,000	18,150,000

Total investments at fair value	362,235,578	247,535,715

Cash and cash equivalents	6,979,277	68,780,866
Restricted cash	46,216,337	—
Deferred debt issuance costs	2,972,124	—
Interest receivable	2,146,883	1,488,984
Other assets	135,692	94,518

Total assets	$420,685,891	$317,900,083

LIABILITIES
Notes payable, net of discount	$99,670,616	$—
Accrued interest payable	383,273	—
Investment advisory fee payable to affiliate	2,398,520	1,760,896
Accrued capital gains incentive fee to affiliate	873,288	—
Securities purchased not settled	10,947,626	1,837,500
Accrued expenses	611,499	184,146

Total liabilities	114,884,822	3,782,542

NET ASSETS
Common stock, $0.01 par value, 100,000,000 shares authorized, and 32,745,881 and 31,886,367 issued and outstanding, respectively	327,459	318,864
Capital in excess of par value	376,605,805	369,163,104
Net unrealized appreciation on investments	4,283,266	21,335,028
Accumulated net realized losses on investments	(71,831,508)	(74,545,034)
Distributions in excess of investment income	(3,583,953)	(2,154,421)

Total net assets	305,801,069	314,117,541

Total liabilities and net assets	$420,685,891	$317,900,083

Net asset value per common share	$9.34	$9.85

TICC CAPITAL CORP.

STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended September 30, 2011	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2010

INVESTMENT INCOME
From non-affiliated/non-control investments:
Interest income - debt investments	$7,435,546	$7,593,456	$21,198,270	$19,687,039
Distributions from securitization vehicles and equity investments	3,196,002	959,268	9,079,259	2,669,755
Commitment, amendment fee income and other income	60,953	102,693	506,972	579,997

Total investment income from non-affiliated/non-control investments	10,692,501	8,655,417	30,784,501	22,936,791

From control investments:
Interest income - debt investments	392,449	425,701	1,194,871	1,430,970

Total investment income	11,084,950	9,081,118	31,979,372	24,367,761

EXPENSES
Compensation expense	217,639	244,039	713,491	723,235
Investment advisory fees	1,942,657	1,228,000	5,218,773	3,686,845
Professional fees	386,087	336,506	847,301	787,854
Interest expense	434,283	0	434,283	0
General and administrative	185,833	187,356	760,576	603,173

Total expenses before incentive fees	3,166,499	1,995,901	7,974,424	5,801,107

Net investment income incentive fees	455,864	482,056	1,444,415	999,829
Capital gains incentive fees	(4,153,198)	—	873,288

Total incentive fees	(3,697,334)	482,056	2,317,703	999,829

Total expenses	(530,835)	2,477,957	10,292,127	6,800,936

Net investment income	11,615,785	6,603,161	21,687,245	17,566,825

Net change in unrealized appreciation on investments	(20,114,242)	4,972,601	(17,051,762)	51,564,482

Net realized gains (losses) on investments	83,178	867,060	2,713,526	(29,102,683)

Net (decrease) increase in net assets resulting from operations	$(8,415,279)	$12,442,822	$7,349,009	$40,028,624

Net increase in net assets resulting from net investment income per common share:
Basic and diluted	$0.36	$0.25	$0.67	$0.65
Net (decrease) increase in net assets resulting from operations per common share:
Basic and diluted	$(0.26)	$0.46	$0.23	$1.49
Weighted average shares of common stock outstanding:
Basic and diluted	32,672,294	26,932,960	32,327,163	26,874,575

TICC CAPITAL CORP.

FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three Months Ended September 30, 2011 (unaudited)	Three Months Ended September 30, 2010 (unaudited)	Nine Months Ended September 30, 2011 (unaudited)	Nine Months Ended September 30, 2010 (unaudited)

Per Share Data
Net asset value at beginning of period	$9.85	$9.03	$9.85	$8.36

Net investment income (1)	0.36	0.25	0.67	0.65
Net realized and unrealized capital (losses) gains (2)	(0.62)	0.21	(0.44)	0.83

Total from investment operations	(0.26)	0.46	0.23	1.48

Total distributions (3)	(0.25)	(0.22)	(0.74)	(0.57)

Effect of shares issued, net of offering expenses	0.00	0.00	0.00	(0.00)

Net asset value at end of period	$9.34	$9.27	$9.34	$9.27

Per share market value at beginning of period	$9.60	$8.40	$11.21	$6.05
Per share market value at end of period	$8.17	$10.35	$8.17	$10.35
Total return (4)	(12.29%)	25.83%	(21.23%)	82.94%
Shares outstanding at end of period	32,745,881	26,989,408	32,745,881	26,989,408
Ratios/Supplemental Data
Net assets at end of period (000’s)	305,801	250,278	305,801	250,278
Average net assets (000’s)	326,988	244,873	321,174	237,008
Ratio of expenses to average net assets:
Expenses before incentive fees(5)	3.87%	3.26%	3.31%	3.27%
Net investment income incentive fees(5)	0.56%	0.79%	0.60%	0.56%
Capital gains incentive fees(5)	(5.08%)	0.00%	0.36%	0.00%

Total ratio of expenses to average net assets (5)	(0.65%)	4.05%	4.27%	3.83%

Ratio of net investment income to average net assets (5)	14.21%	10.79%	9.00%	9.88%

(1)	Represents per share net investment income for the period, based upon average shares outstanding.
(2)	Net realized and unrealized capital gains include rounding adjustments to reconcile change in net asset value per share.
(3)

Management monitors available taxable earnings, including net investment income and realized capital gains, to determine if a tax return of capital may occur for the year. To the extent the Company’s taxable earnings fall below the total amount of the Company’s distributions for that fiscal year, a portion of those distributions may be deemed a tax return of capital to the Company’s stockholders. The tax character of distributions will be determined at the end of the fiscal year. However, if the character of such distributions were determined as of September 30, 2011, none of the distributions for 2011 would have been characterized as a tax return of capital to the Company’s stockholders; this tax return of capital may differ from the return of capital calculated with reference to net investment income for financial reporting purposes.

(4)

Total return equals the increase or decrease of ending market value over beginning market value, plus distributions, divided by the beginning market value, assuming dividend reinvestment prices obtained under the Company’s dividend reinvestment plan. Total return is not annualized.

(5)	Annualized.

About TICC Capital Corp.

We are a publicly traded business development company principally engaged in providing capital to small to mid-size companies. While the structures of our financings vary, we look to invest primarily in the debt of established businesses. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.